Exhibit 10.13

COMMUNICATION TECHNOLOGIES
3005 Highland Parkway • Suite 200 • Downers Grove, IL 60515 • (630) 541-1540 • Fax (630) 743-2675

March 21, 2013

Dear Dave:

In the position of President for Vectron International (“Vectron” or the “Company”), you will be considered critical to the ongoing success of the Company. Therefore, Dover Communications Technologies (“DCT”) will offer you a special one-time bonus opportunity (“Vectron Success Bonus”) in accordance with the terms and conditions below (“Agreement”).

1. Bonus Payout(s)

You will be eligible to earn the Vectron Success Bonus if you achieve at least 7.0% EBIT and $100M in Sales for the full 2015 calendar year. If you meet these minimum threshold requirements, you may elect either (1) the Payout(s) under the Vectron Success Bonus or (2) the 2013 Cash Performance Award Grant payable in 2016 (“2016 CPP”), whichever is greater but not both. The Vectron Success Bonus Payout is capped at $1.1M (representing 11% EBIT Payout of $400,000 plus $140M Sales Payout of $700,000). Below is a chart representing eligible payout amounts (“Bonus Payout(s)”).

2015 EBIT %	Payout	2015 Sales	Payout
7.0%	$150,000	$100,000	$50,000
7.3%	$172,727	$103,636	$109,091
7.5%	$200,000	$107,273	$168,182
7.8%	$218,182	$110,909	$227,273
8.1%	$250,000	$114,545	$286,364
8.4%	$275,000	$118,182	$345,455
8.6%	$300,000	$121,818	$404,645
8.9%	$320,000	$125,455	$463,636
0.2%	$340,000	$129,091	$522,727
9.6%	$360,000	$132,727	$581,818
9.7%	$380,000	$136,364	$640,909
10.0%	$400,000	$140,000	$700,000

The Company shall pay eligible Bonus Payout(s) within two and one-half months following December 31, 2015 (“Payout Date”). The actual date of such payment will be in the sole discretion of the Company, and you will not have any right to designate the calendar year of payment. The Bonus Payout(s) shall be subject to deductions and withholdings required by law. The Bonus Payout(s) will not increase your compensation for any other purpose, including the calculation of severance or pension, if any.

2. Conditions to Receive or Retain the Vectron Success Bonus Payout(s)

Your right to receive or retain the Bonus Payout(s) is subject to the following conditions:

•	You have signed the Dover Code of Business Conduct and Ethics;

•	You, with due diligence and good faith, fulfill your tasks and objectives both resulting from your present function and/or from tasks and obligations assigned to you in the future;

•	You accept the position of President for Vectron; do not take any leave or work part-time; and do not terminate your employment from Vectron for any reason on or before December 31, 2015;

•	You are not terminated either for misconduct, or for poor performance that continues despite written counseling, before December 31, 2015;

•	You have elected not to receive payout under the 2016 CPP; and

•	You comply with the covenants set forth in Paragraphs 7 and 8 and do not otherwise breach this Agreement.

3. If you receive a payout under the 2016 CPP, despite your election to the contrary, and it is less than the Bonus Payout(s), the Bonus Payout(s) will be offset by any money paid to you under the 2016 CPP.

4. Nothing in this Agreement guarantees continued employment and your employment relationship remains at-will, meaning either you or the Company may terminate the relationship for any reason, or no reason at all, and with or without notice.

5. You agree to make every effort to maintain and protect the reputation of the Company, its parents and each of their subsidiaries and affiliates and that of their businesses, products, directors, officers, employees, and agents. You further agree that you will not disparage the Company, its parents or any of their subsidiaries and affiliates or their businesses, products, directors, officers, employees, and agents (or persons representing them in their official capacity) or engage in any activities that reasonably could be anticipated to harm their reputation, operations, or relationships with current or prospective customers, suppliers or employees.

6. This Agreement and its provisions are confidential and you shall not disclose its existence or its terms to any third party (other than your lawyer or spouse) without the prior written consent of Ray Cabrera, DCT Vice President of Human Resources. In the event you breach the nondisclosure obligation contained in this Paragraph, notwithstanding any other provision contained in this Agreement, this Agreement may be immediately terminated by the Company and you will not be eligible for any Bonus Payout(s) or other benefits hereunder.

7. This Agreement and the Bonus Payout(s) hereunder are intended to meet the “short-term deferral” exception to the provisions of Code Section 409A or to otherwise be exempt from the provisions of Code Section 409A, or to otherwise comply with the provisions of Code Section 409A. Notwithstanding any provision hereof to the contrary, this Agreement shall be interpreted and construed consistent with this intent. Notwithstanding the foregoing, the Company shall not be required to assume any increased economic burden in connection therewith. Although the Company intends to administer this Agreement so that it will be exempt from or comply with the requirements of Code Section 409A, the Company does not represent or warrant that this Agreement will be exempt from, or otherwise comply with, Code Section 409A or any other provision of applicable law. Neither the Company, its affiliates, nor their respective directors, officers, employees or advisers shall be liable to you (or any other individual claiming a benefit through you) for any tax, interest, or penalties you may owe as a result of compensation paid pursuant hereto, and the Company and its affiliates shall have no obligation to indemnify or otherwise protect you from the obligation to pay any taxes pursuant to Code Section 409A. The terms “terminate,” “termination of employment,” and variations thereof, as used in this Agreement, are intended to mean a termination of employment that constitutes a “separation from service” under Code Section 409A.

The time and form of Bonus Payout(s) shall be made in accordance with Paragraphs 1 through 3 above, provided that with respect to termination of employment for reasons other than death, the payment at such time can be characterized as a short-term deferral for purposes of Code Section 409A or as otherwise exempt from the provisions of Code Section 409A, or if any portion of the payment cannot be so characterized, and you are a “specified employee” under Code Section 409A, such portion of the payment shall be delayed until the earlier to occur of your death or the date that is six months and one day following your termination of employment (the “Delay Period”). Upon the expiration of the Delay Period, all payments delayed pursuant to the preceding sentence shall be paid or reimbursed to you in a lump sum.

8. This Agreement constitutes the entire agreement between you and the Company with respect to the subject matter contained herein. This Agreement supersedes any and all prior and/or contemporaneous written and/or oral agreements concerning the subject matter contained herein. This Agreement may not be modified except by written document, signed by you and the DCT Vice President of Human Resources. The terms of this Agreement are severable. This Agreement may be signed in counterparts. This Agreement will accrue to the benefit of and may be enforced by the Company and its successors and assigns.

9. You acknowledge that you have had an opportunity to independently review and read and obtain independent advice with respect to the details of this Agreement and confirm that you are executing this Agreement freely, voluntarily and without duress.

10. This Agreement will be interpreted and enforced in accordance with the laws of the State of Illinois. The parties agree to the exclusive jurisdiction and venue of any state court of general jurisdiction in DuPage County, Illinois or the United States District Court in Chicago, Illinois.

If these terms are acceptable to you, please sign below and return one original to me.

Dover Communication Technologies

By:	/s/ Ray Cabrera	Date: April 2, 2013
Ray Cabrera
Vice President Human Resources

Accepted by:

/s/ D. W. Wightman	Date: April 13, 2013
Signature

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